Exhibit 23.1

KPMG LLP
Two Financial Center
60 South Street
Boston, MA 02111
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Century Bancorp, Inc.:
We consent to the incorporation by reference in the registration statements (Nos. 333-118208, 333-58196, and 333-29987) on Form S-8 of Century Bancorp, Inc. of our reports dated February 24, 2011, with respect to the consolidated balance sheets of Century Bancorp, Inc. as of December 31, 2010 and 2009, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2010, and the effectiveness of internal control over financial reporting as of December 31, 2010, which reports appear in the December 31, 2010 annual report on Form 10-K of Century Bancorp, Inc.
Boston, Massachusetts
March 11, 2011
KPMG LLP is a Delaware limited liability partnership,
the U.S. member firm of KPMG International Cooperative
(“KPMG International”), a Swiss entity.